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                                    FORM 15
      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12G of the
  Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 5-41935

                           MICRONICS COMPUTERS, INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                          45365 NORTHPORT LOOP WEST,
                          FREMONT, CALIFORNIA 94538
                                (510) 651-2300
                     --------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please put an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]              Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Micronics Computers, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 9, 1998               By:  /s/ James M. Walker
                                      ----------------------------------------
                                      James M. Walker, Chief Executive Officer
                                      and Chief Financial Officer